[Lodgian, Inc. Letterhead]




                                September 1, 2000

Dear Fellow Stockholder:

You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Lodgian, Inc. which will be held on Thursday, October 12, 2000, commencing at 9:30 a.m. local time, at The Resource Forum, 3340 Peachtree Road N.E., Atlanta, Georgia 30326.

The enclosed proxy statement and WHITE proxy card are being sent to you by your Board of Directors in connection with the Annual Meeting. At the Annual Meeting you will be asked to consider and vote upon the election of two Class II directors to serve for three-year terms and to consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Your Board recommends that you vote to re-elect John M. Lang and Michael A. Leven. Both Mr. Lang and Mr. Leven are independent directors who have extensive experience in the hospitality industry.

                                     CAUTION

You may receive a letter and proxy statement from William J. Yung and his affiliates. The Yung Group is threatening a disruptive and costly proxy contest over the election of directors at the Annual Meeting. The Yung Group is seeking to elect Mr. Yung and his handpicked nominees (including one of his attorneys) to your Board, we believe, for the purpose of forcing an immediate sale of Lodgian to the Yung Group for an inadequate price, or failing that, to force Lodgian to repurchase the shares held by the Yung Group - and only the Yung Group - at a substantial premium to market price.

                 DO NOT VOTE IN FAVOR OF MR. YUNG'S NOMINEES!


         YOUR BOARD IS ACTIVELY PURSUING A STRATEGY DESIGNED TO MAXIMIZE
                       VALUE FOR ALL LODGIAN STOCKHOLDERS.

Your Board, with the assistance of Morgan Stanley Dean Witter, a prominent, nationally-recognized investment banking firm, has conducted a detailed financial analysis of Lodgian and is currently evaluating all strategic alternatives, including a possible sale of Lodgian. At the same time, we are pursuing an asset sale and debt reduction strategy and have identified certain of our assets as potential sale candidates. However, we will not proceed with any transaction that is not in the best interests of all Lodgian stockholders. OUR PURPOSE IS TO MAXIMIZE VALUE FOR ALL STOCKHOLDERS, AND NOT JUST FOR MR. YUNG.

The interests of all Lodgian stockholders will be best served if the Company's director nominees are re-elected and given the opportunity to continue to assist in the Board's execution of its carefully designed strategy to maximize stockholder value. We ask you to support your Board and management by returning the enclosed WHITE proxy card today and discarding any proxy card sent to you by the Yung Group.

                          DO NOT BE MISLED BY MR. YUNG!

As you review our proxy statement and are deciding how to vote your shares, consider the following:

YOUR BOARD IS FOCUSED ON MAXIMIZING THE VALUE OF YOUR SHARES. Your Board is actively pursuing a strategy designed to maximize the value of the Company for all of its stockholders and has hired Morgan Stanley Dean Witter to assist in this process. Despite what Mr. Yung might tell you, your Board is not opposed to a sale of Lodgian - for the right price. As we continue to explore all possible transactions, we will pursue a strategy of increasing the profitability of the Company and maximizing stockholder value by improving our capital structure, aggressively reducing debt, improving our hotel operations and product quality, and disposing of underperforming assets.

THE YUNG GROUP HAS FAILED TO DISCLOSE ITS TRUE PURPOSE AND INTENT. The Yung Group states that its goal is to maximize stockholder value by forcing an immediate sale of the Company. It also states that because there have been no other competing bidders for Lodgian - which is not true - the Yung Group will "offer the highest value available to the Company's stockholders." WHY IS THE YUNG GROUP INCITING A PROXY FIGHT INSTEAD OF APPROACHING THE COMPANY AND ITS STOCKHOLDERS WITH A BONA FIDE OFFER AT AN ATTRACTIVE PRICE? WHY DOESN'T MR. YUNG SIMPLY MAKE A TENDER OFFER FOR YOUR SHARES? We believe the answer is clear - the Yung Group is not for real! Mr. Yung is trying to secure a bargain for himself at the expense of Lodgian's public stockholders. We believe Mr. Yung is trying to deprive you, our stockholders, of the opportunity to share in the value that is inherent in the Company's business. Unless and until Mr. Yung submits a real, unconditional, firm and fair offer for the Company and explains how he would finance such a transaction, we do not believe the Yung Group is for real, let alone acting in your best interest.

In addition, you should be aware that Mr. Yung recently made a secret "greenmail" proposal to the Company. Mr. Yung's proposal was for Lodgian to sell certain hotels to the Yung Group and use part of the proceeds from the sale to purchase his outstanding Lodgian stock - and only his stock - at a substantial premium over market. IN SHORT MR. YUNG IS PREPARED TO SELL YOU OUT IF THE PRICE IS RIGHT FOR HIM PERSONALLY!

                   ASK YOURSELF IF WILLIAM YUNG IS LOOKING OUT
                      FOR YOUR BEST INTEREST - OR HIS OWN?

Because we believe that Mr. Yung and his group have hidden their true purpose and intent from you, our stockholders, we have filed a complaint in the United States District Court for the Southern District of New York asserting that the Yung Group has violated Section 13 of the Securities and Exchange Act of 1934 by making false and misleading statements in its federally-mandated filings with the Securities and Exchange Commission on Schedule 13D.

MR. YUNG HAS MISCHARACTERIZED HIS DEALINGS WITH LODGIAN. The Yung Group claims that Lodgian has dismissed the Yung Group's "offers" and has not given serious consideration to any transactions with the Yung Group. This is simply not true. The Yung Group has never approached the Company with a bona fide proposal to effect any sale or other business combination transaction. During the Company's discussions with the Yung Group's representatives the Yung Group did not make any firm or fair proposals for a business combination - it only requested confidential, non-public information concerning the Company (while refusing to sign a confidentiality agreement that would protect your Company's proprietary information). Moreover, the Yung Group has not offered any strategic plan or ideas to improve the performance of your company. Your Board was obviously very reluctant to share confidential information with a direct competitor, especially in light of the Yung Group's refusal to sign a customary confidentiality agreement.

MR. YUNG AND HIS AFFILIATES ARE DIRECT COMPETITORS OF LODGIAN, AND, WE BELIEVE, ARE MOTIVATED SOLELY BY THEIR OWN SELF-INTEREST. The Yung Group depicts itself as an unbiased, neutral stockholder interested only in maximizing the value of its fellow stockholders' investments. What the Yung Group fails to fully and clearly disclose is that it is a DIRECT COMPETITOR of the Company. Mr. Yung owns Columbia Sussex Corporation, which competes directly with Lodgian for properties, sites, customers and employees. A vote for the Yung Group's nominees could result in two employees of a direct competitor of your Company serving on your Board.

WE BELIEVE ALL OF THE ABOVE HIGHLIGHT THE YUNG GROUP'S SELF INTEREST AND LACK OF CONCERN FOR LODGIAN STOCKHOLDERS.

                        WE BELIEVE YOUR CHOICE IS CLEAR.

o It is vital that Lodgian continue to have in place a Board that will act in the best interests of all of Lodgian stockholders and not have members who are unduly influenced by their own selfish interests.

o Your Board believes that its nominees, and not Mr. Yung and his hand-picked nominees, are in the best position to help Lodgian evaluate its strategic alternatives, decide on the courses of action that are in the best interests of all of the stockholders and to implement those decisions.

WE URGE YOU NOT TO ALLOW MR. YUNG'S SELF-INTERESTED TACTICS TO DISRUPT OR DICTATE THE FUTURE OF LODGIAN AND YOUR INVESTMENT IN YOUR COMPANY. YOUR BOARD RECOMMENDS THAT YOU VOTE FOR LODGIAN'S SLATE OF CANDIDATES FOR THE BOARD OF DIRECTORS.

We deeply regret that a costly and disruptive proxy contest is being forced upon you at a time when Lodgian's collective energies should be devoted toward maximizing value for all Lodgian stockholders. We believe your best interests will be served by electing the nominees of your Board of Directors and allowing your Board to continue the process of finding the best way to maximize stockholder value. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY. PLEASE DISCARD ANY PROXY CARD SENT TO YOU BY THE YUNG GROUP.

If you have any questions as to how to vote your shares, please call Robert Cole at (404) 365-3800 or our proxy solicitor, D.F. King & Co., Inc., toll free at
(800) 769-6414.

On behalf of the associates of Lodgian, we would like to express our appreciation for your continued support.

                                   Sincerely,

           ROBERT S. COLE                       JOSEPH C. CALABRO
       CHIEF EXECUTIVE OFFICER                CHAIRMAN OF THE BOARD
                                                  OF DIRECTORS

                              ***** IMPORTANT*****

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a result of a number of factors, including factors that Lodgian, Inc. may not currently foresee, Lodgian, Inc.'s results may differ materially from those set forth in the forward-looking statements. Please refer to Lodgian, Inc.'s filings with the Securities and Exchange Commission for a more complete discussion of these factors.

                         ATTENTION LODGIAN STOCKHOLDERS

After reading the enclosed materials we urge you to show your support for your company and do the following:

            1.    Sign and return the enclosed WHITE proxy card TODAY.

            2.    Do not return the Green proxy card sent to you by the Yung
                  Group.

            3. If your shares of Lodgian common stock are held in your own name, please sign, date and return the enclosed WHITE proxy card today in the postage-paid envelope provided.

            4. If your shares of Lodgian common stock are held in "Street-Name," only your bank or broker can execute a proxy on your behalf, and only upon receipt of your specific instructions. Please sign, date and return the enclosed WHITE proxy instruction form to your bank or broker today in the postage paid envelope provided. To ensure that your vote is effective, please contact the persons responsible for your account and instruct them to execute a WHITE proxy card on your behalf.

If you have any questions or require any assistance in executing or delivering your proxy, please write or call:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005

                         Call Toll-Free: (800) 769-6414

Your attendance at the Annual Meeting and your vote, either by proxy or in person, is very important. Please vote today. It is important that you vote, no matter how many shares you own.

o IF YOU HOLD YOUR SHARES THROUGH A BROKERAGE FIRM, your broker cannot vote your shares unless he or she receives your specific instructions. Please sign, date and return the WHITE PROXY CARD in the envelope provided by your broker.

o IF YOU ARE SIGNING AS A CUSTODIAN, TRUSTEE, PARTNER, OFFICER, EXECUTOR OR ATTORNEY, please write in such title next to your signature.